Exhibit 10
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT dated as of the 6th day of January 2000 by and between VASOMEDICAL, INC., a Delaware corporation (hereinafter the "Company") and D. Michael Deignan, an individual residing at 6 Wax Myrtle Court, Hilton Head Island, South Carolina 29926 (hereinafter called "Deignan").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to enter into an Employment Agreement with Deignan; and

     WHEREAS, Deignan desires to enter into an Employment Agreement with the Company;

     NOW, THEREFORE, it is agreed as follows:

     1. Prior Agreements Superseded. This Agreement supersedes any employment, consulting or other agreements, oral or written, entered into between Deignan and the Company prior to the date of this Agreement.

     2. Employment. The Company hereby agrees to employ Deignan and Deignan hereby agrees to serve as President and Chief Executive Officer of the Company with responsibility for the overall supervision, direction and administration of all activities and affairs of the Company and performance of such other executive duties on behalf of the Company as the Board of Directors may determine. Deignan's duties shall also include general supervision and control over all subsidiaries of the Company, if any. Deignan's employment hereunder shall be on a full-time basis and Deignan shall not engage in any other business, including directorships, except with the prior approval of the Board of Directors of the Company. Deignan shall serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board of Directors without additional compensation. Notwithstanding the foregoing, it is understood that the duties of Deignan during the performance of employment shall not be inconsistent with his position and title as President and Chief Executive Officer of the Company.

     3. Term. Subject to earlier termination on the terms and conditions hereinafter provided, the term of this Employment Agreement shall end on December 31, 2000. The Company shall have the right to extend the term of this Employment Agreement for additional one-year periods upon written notification to Deignan on or before November 30, 2000 and on or before November 30 of subsequent years for additional one-year extensions of employment.

     4. Compensation. For all services rendered by Deignan under this Agreement, compensation shall be paid to Deignan as follows:

          (a) Deignan shall be paid a per annum base salary of One Hundred Eighty Thousand ($180,000) Dollars for the contract year January 6, 2000 through December 31, 2000, such amount to be payable in equal periodic installments in accordance with the Company's regular payroll procedures for its executive employees. For the year January 1, 2001 through December 31, 2001, and subsequent years, if employment is extended, Deignan's per annum base salary may be increased based upon merit and increased responsibilities as determined by the Company's Board of Directors consistent with its salary administration guidelines.

          (b) During the period of employment Deignan shall be eligible to participate in the Company's stock option and stock purchase plans to the extent determined in the discretion of the Board of Directors of the Company or committee thereof.

          (c) The Company shall forthwith issue to Deignan non-qualified stock options to purchase an aggregate of six hundred thousand (600,000) shares of the Company's Common Stock at the closing price per share on the Nasdaq exchange on January 6, 2000 (the "Options"). The Options shall be vested and exercisable in accordance with the following schedule: 150,000 shares on January 1, 2001, 100,000 shares on January 1, 2002, 100,000 shares on January 1, 2003, 100,000 shares on January 1, 2004 and 150,000 on January 1, 2005; provided that the Options shall vest only in the event Deignan is a full-time employee of the Company at the time of vesting. The time within which the Options may be exercised shall be ten (10) years from January 6, 2000.

          (d) Deignan shall be entitled to participate in any short-term or long-term incentive plan which the Company has in existence or which may be adopted.

          (e) During the period of employment, Deignan shall be furnished with office space and secretarial service and facilities commensurate with his position and adequate for the performance of his duties.

          (f) Deignan shall be entitled to fully participate in all benefit programs available to executive employees of the Company throughout the term of this Agreement.

          (g) Deignan shall be entitled to four (4) weeks of vacation and sick leaves consistent with current practice of the Company.

        5. Expenses. Deignan shall be reimbursed for all out-of-pocket expenses reasonably incurred by him in the performance of his duties hereunder. Expense reports, with receipts and justifications, must be submitted to the Chairman of the Board for approval.

Moreover, Deignan is entitled to a relocation allowance up to a total of Thirty Thousand ($30,000) Dollars payable upon submission of supporting documentation.

        6. Severance Benefits. Deignan shall be entitled to the severance benefits provided for in this section in the event of the termination of his employment by the Company without cause or in the event of a voluntary termination of employment by Deignan for good reason. In such event, Deignan shall have no duty to mitigate damages hereunder. Deignan and the Company acknowledge that the foregoing provisions of this paragraph 6 are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with this Agreement, and with due regard to future expectations.

     (a) The term "cause" shall mean:

     (i) Deignan's willful and continued failure to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness) after demand for substantial performance is delivered to Deignan by the Chairman of the Board of the Company which specifically identifies the manner in which the Board believes Deignan has not substantially performed his duties.

     (ii) Deignan's failure to refuse to follow directions from the Company's Board of Directors provided that (a) Deignan is provided written notice of such directions and a reasonable period in which to comply and (b) Deignan's compliance with any such direction would not be illegal or unlawful.

     (iii) Any act or fraud, embezzlement or theft committed by Deignan whether or not in connection with his duties or in the course of his employment.

     (iv) Any willful disclosure by Deignan of confidential information or trade secrets of the Company or its affiliates.

     For purposes of this paragraph, no act or failure to act on Deignan's part shall be considered "willful" unless done, or omitted to be done, by Deignan not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Deignan shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a notice of termination from the Chairman of the Board of the Company after reasonable notice to Deignan and an opportunity for Deignan with his counsel to be heard before the Board of Directors of the Company finding that in the good faith opinion of such Board of Directors Deignan was guilty of the conduct set forth in clauses (i), (ii) or
(iii) of this paragraph and specifying the particulars thereof in detail.

     (b) For these purposes, Deignan shall have "good reason" to terminate this Agreement if:


     (i) the Company removes Deignan from the position of President and Chief Executive Officer at any time during the term of this Agreement;

     (ii) Deignan's place of employment is moved beyond a hundred-mile radius, as the crow flies, from 180 Linden Avenue, Westbury, New York 11590 (or the Company's then current business address) as a direct result of an event described in Section 14(a) or (b) hereof.


     (c) The severance benefits under this section shall consist of the continued payment to Deignan, for the balance of the term of this Agreement, of the annual salary provided in Section 4(a) hereof plus the immediate vesting of the options that would normally vest in that year.

        7. Death. In the event of Deignan's death during the term of this Agreement, Deignan's legal representative shall be entitled to receive his per annum base salary as provided in paragraph 4(a) of this Agreement to the last day of the calendar quarter following the calendar quarter in which Deignan's death shall have occurred and thereafter to receive one-half (1/2) of the base salary provided in paragraph 4(a) of this Agreement for the balance of the period covered by this Employment Agreement.

     8. Non-Competition.

     (a) Deignan agrees that, during the term of this Agreement, he will not, without the prior written approval of the Board of Directors of the Company, directly or indirectly, through any other individual or entity, (a) become an officer or employee of, or render any services [including consulting services] to, any competitor of the Company, (b) solicit, raid, entice or induce any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company, and Deignan will not approach any customer for any such purpose or authorize the taking of any such actions by any other individual or entity, or (c) solicit, raid, entice or induce any employee of the Company, and Deignan will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity. However, nothing contained in this paragraph 8 shall be construed as preventing Deignan from investing his assets in such form or manner as will not require him to become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company.

     (b) During the term hereof and at all times thereafter, Deignan shall not disclose to any person, firm or corporation other than the Company any trade secrets, trade information, techniques or other confidential information of the business of the Company, its methods of doing business or information concerning its customers learned or acquired by Deignan during Deignan's relationship with the Company and shall not engage in any unfair trade practices with respect to the Company.

     9. Enforcement.

     (a) The necessity for protection of the Company and its subsidiaries against Deignan's competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Deignan's talent and his importance to the Company. Accordingly, Deignan agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) for the purpose of restraining Deignan from any actual or threatened breach of the covenants contained in paragraph 8 of this Agreement.

     (b) If for any reason a court determines that the restrictions under paragraph 8 of this Agreement are not reasonable or that consideration therefor in adequate, the parties expressly agree and covenant that such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in paragraph 8 as will render the restrictions valid and enforceable.

     10. Notices. Any notice to be given to the Company or Deignan hereunder shall be deemed given if delivered personally, telefaxed or mailed by certified or registered mail, postage prepaid, to the other party hereto at the following addresses:

        To the Company: Vasomedical, Inc.
                        180 Linden Avenue
                        Westbury, New York  11590

        To Deignan:     D. Michael Deignan
                        6 Wax Myrtle Court
                        Hilton Head Island, South Carolina  29926

Either party may change the address to which notice may be given hereunder by giving notice to the other party as provided herein.

     11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon Deignan, his heirs, executors, administrators and legal representatives.

     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties except as specifically otherwise indicated herein.

     13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

     14. In the event (a) the Company has been consolidated or merged into or with any other corporation or all or substantially all of the assets of the Company have been sold to another corporation, with or without the consent of Employee, in his sole discretion; or (b) the Company undergoes a Change of Control, as hereinafter defined below, without prior Board approval; then

Employee is entitled to the following settlement benefits:

     (i) a lump-sum payment for the greater of (A) twelve (12) months of the annual salary provided in section 4(a) hereof or (B) the balance of compensation for the term of this Employment Agreement; and
     (ii) any and all stock options and warrants held by Employee shall become immediately vested and exercisable; if

          (A) Employee voluntarily and unilaterally resigns his position with the Company within 30 days of an event described in Section 14(a) or (b) hereof, or
          (B) Employee is given notice of termination directly as a result of such Change in Control within six (6) months of an event described in Section 14(a) or (b) hereof, or
          (C) Employee's place of employment is moved beyond a hundred-mile radius, as the crow flies, from 180 Linden Avenue, Westbury, New York 11590 (or the Company's then current business address) as a direct result of an event described in Section 14(a) or (b) hereof.

     A "Change of Control" of the Company, or in any person directly or indirectly controlling the Company, shall mean:

     (i) a change of control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act");

     (ii) if during the Term of employment any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any person who on the date of this Employment Agreement is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)03 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% of the voting power of the Company's then outstanding securities; or

     (iii) if during the Term of employment the individuals who at the beginning of such period constitute the Board cease for any reason other than death, disability or retirement to constitute at least a majority thereof."

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.


                                VASOMEDICAL, INC.

                                By: /s/ Abraham E. Cohen
                                    -----------------------------
                                        Abraham E. Cohen
                                        Chairman of the Board


                                   /s/ D. Michael Deignan
                                    -----------------------------
                                       D. Michael Deignan
                                       Employee